SERVICES AGREEMENT

BETWEEN

AND

Gentium

SERVICES AGREEMENT
BETWEEN MDS PHARMA SERVICES
AND
GENTIUM

PREAMBLE

This Services Agreement (“Agreement”) effective the 24th of October, 2005 (hereinafter the “Effective Date”), between MDS Pharma Services s.r.l. (“MDSPS”) an Italian corporation, with an office at Assago (MI), Centro Direzionale Milanofiori, Strada 4, Palazzo A4, Italy along with its affiliates, and Gentium (“Sponsor”), an Italian corporation, with an office at Piazza XX Settembre, 2, 22079 Villa Guardia (CO)-Italy

WITNESSETH:

WHEREAS Sponsor is a company involved in the development and marketing of pharmaceutical products which require services in the area of drug development, including II-IV clinical trial services, statistics, data management, medical writing, regulatory, central laboratory, clinical trial supply services and any other agreed upon services associated with the drug development process and;

WHEREAS MDSPS is a worldwide company that performs clinical research and drug development for companies such as Sponsor and;

WHEREAS Sponsor and MDSPS wish to enter into this Agreement to present the terms and conditions under which Sponsor may hire MDSPS to provide clinical trial management and central laboratory services for Phase II-IV studies, hereafter the “Services.”

NOW THEREFORE, the parties agree as follows:

1	AFFILIATE: DEFINED

For purposes of the Agreement, “Affiliate” shall mean any corporation, firm, partnership or other entity that directly or indirectly controls, is controlled by, or is under common control with either of the parties.

2	SCOPE OF AGREEMENT

2.1	PURPOSE

With the present Agreement and according to the terms and conditions of this Agreement which shall govern the Services to be provided by MDSPS to Sponsor, Sponsor entrusts MDSPS who accepts, with the provision of Services for the clinical trial Protocol VOD-DF, Eudract n° 2004-000592-33, whose title is “Prospective Study of the Incidence and Outcome of Veno-occlusive Disease (VOD) with the Prophylactic Use of Defibrotide (DF, Gentium, Italy) in Paediatric Stem Cell Transplantation,” hereafter “the Clinical Trial.”

2.2	MODIFICATION

The parties may only modify the provisions hereof by an instrument in writing duly executed by the parties.

If a party is requested to perform Services beyond those which are set forth in the present Agreement or if the assumptions underlying the pricing for such Services have changed, the party shall advise the other party of:

(i)	any adjustment in fees resulting from the change;

(ii)	any resulting planned changes in the Agreement.

Any such additional Services and any adjustment in fees (hereafter, an “Amendment”) must be agreed upon by the parties in writing, prior to the provision of said Services and shall constitute an Amendment to the present Agreement.

MDSPS shall have no obligation to perform any additional or modified Services unless and until such Amendment has been executed.

Should Sponsor instruct MDSPS in writing to start work prior to the formal signing of such Amendment, Sponsor should (a) agree in writing on (hereafter, “the Written Instruction”) (i) the expected scope of activities requested by this Amendment and (ii) the corresponding fees and expenses and a monetary limit, and (b) reimburse MDSPS for all reasonable fees and expenses incurred and documented until the date of signature (including any non cancelable fees) based on a unit defined in the present Agreement or a monetary limit defined in the Written Instruction.

Sponsor acknowledges that MDSPS will cease activities that exceed the written instruction in scope or monetary limit without a signed formal Amendment to this Agreement.

Both parties agree to act in good faith and promptly when considering an Amendment requested by the other party.

2.3	PROTOCOL / STUDY PLAN

2.3.1	DEFINITION

MDSPS will perform Services for Sponsor in accordance with the Protocol provided by Sponsor and attached to this Agreement as Appendix I. The Protocol specifies the Project design, purpose, desired information, experimental procedures, estimated duration of the Project, and any other relevant matters, and is made a part of this Agreement.

Where there is no Protocol for the Services, a Study or Service Plan may be developed and included as an Attachment to this Agreement.

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2.3.2	PROTOCOL OR STUDY PLAN DEVELOPMENT BY MDSPS

If requested by Sponsor, MDSPS will assist in developing the Protocol or Study Plan in a manner consistent with current applicable regulatory guidelines. MDSPS agrees to provide all reasonable efforts to advise Sponsor in a manner consistent with current regulatory guidelines. It is understood that the development design and adequacy of any Protocol or Study Plan or revisions to any Protocol or Study Plan shall be the sole responsibility of the Sponsor regardless of MDSPS’ involvement or lack thereof in suggestions or recommendations as a result of the Protocol writing or Study Plan development Services provided. Furthermore, MDSPS makes no warranty, express or implied, that the Protocol or Study Plan will satisfy the requirements of any Regulatory Authority at the time of submission.

3	DURATION

This Agreement shall commence upon the effective date of provision of Services, hereafter “the Effective date,” and shall terminate without further notice upon total completion of the Services or after 48 months, whichever is sooner.

MDSPS undertakes to comply with the time schedule of the Clinical Trial for Services within its entire control as determined by the Sponsor in Appendix II, on condition MDSPS has been provided with all necessary documents and information in due time.

4	RESOURCES AND RESPONSIBILITIES

4.1	RESOURCES AND RESPONSIBILITIES OF SPONSOR

Sponsor provides or retains responsibility for all legal obligations not transferred to MDSPS. Sponsor agrees to retain any and all responsibilities that are in force for the applicable Clinical Research laws in the countries where the Clinical Trial is carried out. Sponsor agrees that MDSPS does not act as a sponsor or investigator in the Clinical Trial.

Sponsor is required to inform and provide in a timely manner to MDSPS all necessary information relative to a change in the Protocol and will discuss such changes in accordance with article 2.2.

In addition to the forgoing, Sponsor will provide MDSPS with the following:

(i)	sufficient amount of all required Study Materials;

(ii)	safety data sheets for the Study Materials, where available;

(iii)	sufficient and comprehensive data as may be required by MDSPS concerning the stability of the Study Materials, storage and safety requirements;

(iv)	final version of the Clinical Trial Protocol in force on the Effective date indicating the title and date of Clinical Trial;

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(v)	names and contact information of all key personnel;

(vi)	written communication of any eventual bans or suspensions of the Clinical Trial by any applicable government or organization.

4.2	RESOURCES AND RESPONSIBILITIES OF MDSPS

MDSPS shall appoint for the Clinical Trial the responsible person in charge of the work to be performed.

MDSPS will provide Sponsor with the following:

(i)	Materials (other than the Study Materials described in Section 3.1);

(ii)	labor necessary to conduct the Service as requested by Sponsor;

(iii)	data generated from each Service, where appropriate;

(iv)	a final report setting forth a full summary of the results of each Service, as requested;

(v)	necessary professional and support personnel for each Study or service requested.

4.3	IDENTITY OF PROJECT MATERIALS

Sponsor attests that all Study Materials provided to MDSPS are identical to the description provided in the Protocol or Service Plan. Sponsor will furnish, on request, the Study Materials identification and content tests on the clinical supplies used for the Clinical Trial where appropriate.

4.4	DELAYS

If delays in performance of a particular Service are experienced because of regulatory approval delays, Sponsor’s request or inability to supply MDSPS with materials or information required to perform the Service, MDSPS will be entitled to reallocate resources otherwise reserved for the performance of such Service.

5	CONDUCT OF SERVICE

5.1	MDSPS COMPLIANCE

MDSPS agrees to perform each Service in accordance with all regulations that are applicable to the Services conducted under this Agreement and any applicable regulations or laws in force in the countries where the Clinical Trial is carried out, including, but not limited to the federal regulations pertaining to investigational drugs, including but not limited to the regulations set forth in FDA Form FD 1572, 21 CFR, parts 50, 56 and 312, Good Clinical Practice requirements as may be published by the FDA from time to time, and ICH Guidelines. MDSPS will perform all laboratory analyses in accordance with applicable industry standards, Sponsor’s specifications and the Standard Operating Procedures as set forth in the documents attached. In the event of a change in regulatory requirements, MDSPS will make every reasonable effort to satisfy any new requirements.

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5.2	SPONSOR COMPLIANCE

Protocol specifications shall not be changed without prior notice to MDSPS and any changes must be documented as numbered amendments, properly dated and signed. Unless designated as an MDSPS responsibility, an Investigational New Drug Application (IND), or equivalent approval to conduct clinical research, has been filed with the FDA or the appropriate country regulatory authorities with respect to the study drug and no applicable law, rule or regulation prohibits the conduct of the Project;

All data, information, drug, facilities and equipment which are to be supplied by Sponsor under this Agreement and are necessary for MDSPS’ effective performance of the Services contracted, shall be made available to MDSPS and/or the Investigators in accordance with the Time Lines as defined in this Agreement and shall be in full compliance with all applicable regulations.

5.3	QUALITY CONTROLS

MDSPS shall install appropriate quality controls in order to monitor Investigator compliance with the Protocol or Service Plan. MDSPS shall comply with the Standard Operating Procedures as set forth in the above-mentioned documents, as appropriate. MDSPS shall train those personnel associated with this Agreement to assure compliance with such Standard Operating Procedures.

5.4	AUDITS AND FACILITIES EXAMINATION

Upon request by any properly authorized officer or employee of any Government or Regulatory Authority to have access to or verify any record, report, documentation or data in MDSPS’ possession, custody or control, MDSPS shall promptly inform the Sponsor and MDSPS shall arrange access by such officer or employee to MDSPS for the purpose of verifying and or copying any record, report, documentation or data pertaining to the Clinical Trial.

Upon notification of impending inspection by any Regulatory Authority at MDSPS’ premises or at any Investigator Site related to the Clinical Trial, the Sponsor shall be notified by MDSPS within three (3) business days. The Sponsor shall notify MDSPS within three (3) business days upon receiving notice of an impending inspection of the Sponsor’s premises, MDSPS facility or Investigator site by any Government or Regulatory Authority, relating to the Clinical Trial.

During the term of this Agreement, MDSPS will permit Sponsor’s representatives to examine or audit the work performed hereunder, and the MDSPS facilities at which the Service will be conducted. Sponsor shall provide reasonable notice, not less than ten (10) business days, of its intent to audit and shall conduct the audit during regular business hours. During such examination, Sponsor’s representatives may verify documents, facilities, records and results of all quality assurance inspections performed by MDSPS, methodology, procedures and any other relevant item relating to the Services performed. Sponsor’s representatives may also visit MDSPS’ premises upon reasonable notice, not less than ten (10) business days, at reasonable times and frequency, during normal business hours, to observe the progress of each Study. Should Sponsor wish to retain a third party to conduct the audit, it will not retain a CRO to conduct the audit without first obtaining the permission of MDSPS, which permission shall not be unreasonably withheld. Auditors, including third party auditors, shall be identified (including, any affiliations) to MDSPS Quality Assurance Director prior to scheduling and conducting the audit.

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5.5	DEBARMENT CERTIFICATION

MDSPS certifies that it has not been debarred, and has not been convicted of a crime that could lead to debarment, under the Generic Drug Enforcement Act and that it will use its best efforts not to employ any person or entity that has been so debarred or convicted to perform any Services under this Agreement. Sponsor represents that it shall not request MDSPS to perform assignments or tasks that violate any applicable law or regulation.

6	OWNERSHIP

6.1	WORK PRODUCT AND INVENTIONS

MDSPS shall assign, at Sponsor’s request, all rights, title and interest in all data, discoveries, inventions, improvements, new uses, processes, copyrights, trade secrets, techniques and compounds (“Inventions”), whether patentable or not, arising from work performed under this Agreement (excluding all know how, confidential and/or proprietary information, systems, programs and processes owned or developed by MDSPS prior to, or independent of this Agreement, and any software, written material, design, documentation or improvement licensed by MDSPS from any third party) and directly linked to Sponsor’s Study Materials. Sponsor shall request such assignment within one (1) year of notification by MDSPS of such Inventions.

MDSPS shall timely communicate in full detail and disclose to Sponsor all data, information, reports, results and other work product collected, generated, prepared or derived by MDSPS during the course of Services performed under this Agreement.

6.2	PATENTS

If Sponsor requests and at Sponsor’s expenses, MDSPS will provide Sponsor with reasonable assistance to obtain patents. MDSPS, its employees, agents, and consultants shall fully cooperate with Sponsor in obtaining and maintaining, at Sponsor’s sole cost and expense, any patent protection as may be available with respect to such Inventions, and shall execute all documents reasonably deemed necessary by Sponsor for purposes of procuring and maintaining such patent protection, and all documents necessary for assigning Inventions to Sponsor. Sponsor shall be free to exploit both the patents it holds as a result of the Services as well as any unpatented results of the Services without any additional compensation to MDSPS. All works authored by MDSPS under this Agreement shall be deemed or treated as “works for hire” to the extent permitted under the applicable Copyright Law.

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6.3	PUBLICATIONS

Sponsor shall retain title to and the right to publish all documentation, records, raw data, specimens or other work product generated in connection with the performance of the Services provided by MDSPS as defined in the applicable Protocol or Study Plan. Such publications shall not be made by MDSPS without the prior written consent of Sponsor.

6.4	USE OF NAMES

Neither party will use the other party’s name in connection with any publication or promotion, without the other party’s prior written consent.

7	CONFIDENTIAL INFORMATION

7.1	DEFINITION

“Confidential Information” shall mean any scientific, technical, trade or business information possessed, obtained by, developed for or given to any of the parties and which is treated by the Party as confidential or proprietary.

7.2	DISCLOSURE

The Parties acknowledge that an exchange of Confidential Information is necessary in order to enable them to engage in meaningful business discussions and/or collaboration. With respect to such Confidential Information, the Parties agree to cause their officers, employees and other representatives to hold in strict confidence all Confidential Information obtained from each other and/or their officers, employees, and representatives, and not to use, disclose, or permit any third party access to such Confidential Information for any purpose, other than as may be required or permitted to perform any obligation under this Agreement or as directed in writing by authority of Sponsor.

7.3	EXCEPTIONS

The obligation of confidentiality will not apply to Confidential Information which either Party can clearly demonstrate falls within any of the following categories:

(i)	Information that is or becomes available to the public at the effective date of the present Agreement through no fault of the other Party;

(ii)	Information that, as of the time of disclosure to one Party, was already known to and in the lawful possession of the other, as evidenced by written records;

(iii)	Information obtained after the Effective Date of this Agreement hereof from a third party lawfully in possession of and with no limitation upon disclosure, and having the right to disclose the same;

(iv)	Information that is required to be disclosed pursuant to operation of law.

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7.4	DURATION OF OBLIGATION

The obligation of confidentiality under this Agreement shall survive the completion of the Services for 10 years.

8	PAYMENT

8.1	METHOD

For performing the Services agreed upon pursuant to this Agreement, MDSPS shall be compensated in accordance with the Budget and the payment schedule annexed to or included as part of this Agreement. The payment schedule shall cover any and all of MDSPS costs and expenses for each Service.

Final payment shall be upon completion of service, final deliverable or receipt of a final report issued pursuant to and in a format set forth within this Agreement. Terms of payment shall be net forty five (45) days after the receipt of the invoice. All wire transfers shall be made payable to the following bank details:

Banca Intesa S.p.A.,
Dip. Assago-Milanofiori,
Centro Direzionale Milanofiori,
Strada 3, Palazzo B3,
20090 Assago (MI) (Assago),
c/c218803235104, ABI 03069,
CAB 32465,
Cod. SWIFT BCITIT22459,
IBAN CODE IT 20 Y030 6932 4652 1880 3235 104.

8.2	LONG TERM STUDIES

This agreement shall be subject to an inflationary adjustment review every 12 months. Any inflationary adjustment will be negotiated in good faith between the parties. The parties agree to use the Consumer Price Index (CPI) or the EU equivalent thereof as the marker of any inflationary adjustment.

8.3	CURRENCY - EXCHANGE RATE

The currency to be used to invoice and for payment shall be set forth in the Budget attached. If MDSPS is to perform Services whereby it earns fees or incurs expenses in a currency differing from the invoice and payment currency (hereafter, “Foreign Currency(ies)”), the initial foreign currency exchange rates used as a basis for calculating the Budget (the “Budgeted Rates”) shall be stated in the Budget.

Each calendar quarter, an average actual foreign exchange rate will be computed for each foreign currency exchange rate indicated in the Budget. The average actual foreign currency exchange rate will be calculated based upon the foreign currency exchange spot rates published in the Financial Times on the last business Friday of each month during the quarter under review (the “Current Rate”). At the end of each calendar quarter, MDSPS shall calculate a currency adjustment. If the amount invoiced during the calendar quarter calculated at the Current Rates is greater than the amount invoiced calculated at the Budgeted Rates by more than two percent (2%), MDSPS shall issue a separate invoice for the difference. If the amount invoiced during the calendar quarter calculated at the Current Rates is less than the amount invoiced calculated at the Budgeted Rates by more than two percent (2%), MDSPS shall issue a separate credit note for the difference.

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8.4	DUE DATE AND LATE FEES

Payment is due within forty five (45) days of the date of each invoice provided by MDSPS. In the event of a late payment and unless MDSPS has been informed in writing of any dispute, MDSPS reserves the right to impose an interest charge upon the outstanding invoice(s) of 0.75% per calendar month on a compounded basis or as otherwise specifically provided in the Statement of Work,

9	INDEMNIFICATION

9.1	BY SPONSOR

Sponsor shall indemnify, defend and hold harmless MDSPS its agents, employees, or subcontractors approved by Sponsor and designated in this Agreement hereunder, from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses resulting or arising from any claims, actions, proceedings, investigations or litigation (including personal injury or wrongful death) relating to or arising from or in connection with this Agreement, except for claims as set forth in section 9.2 hereunder.

9.2	BY MDSPS

MDSPS shall indemnify, defend and hold harmless Sponsor and its agents and employees hereunder, from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses resulting or arising from any claims, actions, proceedings, investigations or litigation (including personal injury or wrongful death) relating to or arising from or in connection with this Agreement, and resulting from:

1.	Negligent or intentionally wrongful acts of MDSPS during the conduct of a service; or

2.
Any activity by MDSPS which is contrary to either this Agreement, written relevant and material recommendations, information, instructions, rules and guidelines furnished by Sponsor for use in administration of any procedure described in this Agreement, federal laws and regulations.

9.3	CONDITIONS FOR INDEMNIFICATION

The indemnitee shall provide the indemnitor with prompt notice (including a copy thereof), of any claim or lawsuit served upon it that is related to this Agreement. The indemnitee shall fully cooperate with the indemnitor and its representatives in the investigation of any claim or lawsuit related to the Services provided in this Agreement. The indemnitee shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this indemnification provision.

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10	LIMITATION OF LIABILITY / DAMAGES

Neither party, nor its Affiliates, nor any of its agents and employees, shall have any liability of any type, for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, except if resulting from the gross negligence or intentional or willful misconduct of the party against which relief is sought.

11	TERMINATION

11.1	BY EITHER PARTY

11.1.1	MATERIAL BREACH

Either party may terminate this Agreement for material breach by giving written notice and specifying the nature of the breach. If the other party has not commenced to formulate and provide a plan to substantially cure the breach within thirty (30) business days of receipt of the notice of breach, then the Agreement shall be deemed terminated.

11.1.2	SAFETY OR EFFICACY HAZARD

If accumulating evidence from a study causes any concern about the safety or efficacy as it relates to the safety of the compound, comparator or study design either Party may terminate this Agreement under this Section. Such termination shall be effective immediately upon notification by telephone, which shall then be followed by written confirmation.

11.1.3	INSOLVENCY AND/OR DISSOLUTION

In the event that the other Party becomes insolvent or makes an assignment for the benefit of the creditors or bankruptcy proceedings are instituted against the other Party, any of which event shall be treated as default by the Party given the notice.

If the other Party ceases or threatens to cease to carry on the whole or any relevant part of its business or trade.

11.2	BY SPONSOR

Sponsor shall have the right at any time to terminate this Agreement prior to completion by giving thirty (30) days advance written notice to MDSPS. In the event of such written notice of termination, MDSPS shall immediately use its best efforts to reduce cost to Sponsor. In case of such termination, Sponsor shall pay MDSPS for work completed to the date of termination of service including any close down, uncancelable, or hand-over fees, or for work MDSPS is irrevocably obligated to complete.

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11.3	FORCE MAJEURE

A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any cause beyond such Party’s control, including but not limited to, acts of God, fire, explosion, disease, weather, war, insurrection, riots, or power failure, strikes, lockouts, or other industrial action taken by the employees of any Party or of any third party (whether or not the Party against whom such action is taken could have avoided the same by acceding to the demands of the employees responsible for such action), civil commotion, embargo, governmental action, legislation or regulation, invasion, threat of or preparation of war.

Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in this Agreement or the Protocol which falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability. In addition, the provision of this paragraph shall apply where the failure to perform is caused by the withdrawal of approval of the project by the relevant governing regulatory body including, but not limited to, the FDA, Therapeutic Products Directorate (TPD), and Medicines Control Agency (MCA), representing the respective regulatory agencies in the US, Canada and UK.

11.4	SURVIVAL OF OBLIGATIONS

Termination of this Agreement shall not relieve either Party of its obligation to the other in respect of maintaining the confidentiality of information, (b) obtaining consents for advertising and publications purposes, (c) indemnification, (d) compensation for Services performed through the date of termination, (e) the obligation to maintain insurance, (f) work product and inventions and (g) dispute and arbitration.

11.5	RETURN OF ALL MATERIALS

11.5.1	RETURN OF SPONSOR’S MATERIALS

Upon termination of this Agreement, MDSPS shall return to Sponsor upon request all documentation, data, reports and any other item related to the Services rendered, except for those materials or copies thereof, that are deemed reasonably necessary for regulatory or business purposes by MDSPS.

11.5.2	RETURN OF MDSPS’ MATERIALS

The Sponsor agrees to return all the equipment provided by MDSPS at the conclusion of the Clinical Trial. Such equipment shall be returned in working order wear and tear excepted. If any equipment is not returned in working order, MDSPS will invoice the Sponsor an indemnity corresponding to repair fees of the material supplied. If any equipment is not returned, MDSPS will invoice the Sponsor an indemnity equivalent to the unit replacement value (catalogue value) of the equipment supplied.

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12	TRANSFER OF OBLIGATIONS

12.1	BETWEEN THE PARTIES

MDSPS shall perform its Services as an independent contractor and shall have complete and exclusive control over its employees and agents. The Services rendered by MDSPS are those of an independent contractor and not those of Sponsor. No Services rendered pursuant to this Agreement shall be construed to deem MDSPS an employee, agent or joint-venturer with Sponsor.

12.2	ASSIGNMENT TO SUB-CONTRACTORS

If MDSPS is obligated under this Agreement to contract with subcontractors, then any such contract shall bind the subcontractors to the terms and conditions of this Agreement. MDSPS shall not assign any obligations to subcontractors without Sponsor’s prior written authorization.

As MDSPS is not a transport company, the transport will be entrusted to a professional, such as UPS, Go! or DHL, selected according to the normal business practices and in respect of the standard usually used in the industry. MDSPS reserves the right to change of transport company in order to execute in a satisfactory manner the transportation of the samples.

Should MDSPS be required under this Agreement to contract with subcontractors other than courier companies, MDSPS will provide a list of the subcontractors which will be approved by Sponsor.

The following Services are subcontracted and the subcontractor is selected:

-	Regulatory, administrative and monitoring activities in Sweden to CRO Norma.

-	Regulatory, administrative and monitoring activities in Israel to Yael Marmor (freelance CRA)

The following Services are subcontracted and the subcontractor is almost selected:

-	Import license and drug supply in France to LC2

-	Import license and drug supply to Utrecht Hospital in the Netherlands France to a Pharmacist in the Utrecht Hospital Import License and drug supply to four sites in Sweden to a Pharmacist in Sweden

13	INSURANCE

Each Party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder, and, upon request, each Party will provide to the other party a certificate of insurance showing that such insurance is in place.

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14	LANGUAGE

The Parties hereto have requested that this Agreement and all notices given pursuant hereto be drafted in the English language.

15	NOTICES

Any notice required or permitted to be given hereunder by either party shall be in writing and shall be deemed given on the date received if delivered personally or by reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

To MDSPS:	Manuela Leone General Manager, Europe MDS Pharma Services s.r.l. Assago (MI), Centro Direzionale Milanofiori, Strada 4, Palazzo A4 Italy

Copy to:	Vice President, Legal Services MDS Pharma Services 621 Rose Street Lincoln, NE 68502

To Gentium:	Massimo Iacobelli Piazza XX Settembre, 2, 22079 Villa Guardia (CO) - Italy

16	SEVERABILITY

In the event that any provision contained herein is held to be invalid or unenforceable whether by reason of legislation or by reason of any decision of a regulatory body of judicial authority having jurisdiction over the subject matter of this Agreement and the Parties, such affected provision shall be deemed severable and deleted from all other provisions contained in this Agreement and the latter shall remain enforceable to the fullest extent permitted by law.

17	DISPUTE AND ARBITRATION - APPLICABLE LAW

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of Italy.

Any disputes arising in connection with, or arising out of the existence, validity, interpretation, performance and/or termination of this Agreement shall be settled amicably. In case of disputes for which no amicable solution is possible, the parties shall submit to the exclusive jurisdiction of the competent courts of Milan, including in case of co-defendants.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate original copies, by their duly authorized representatives, as of the last date written below.

MDS PHARMA SERVICES			GENTIUM

By:	/s/ Manuela Leone	By:	/s/ Laura Iris Ferro
	Signature		Signature

	April 12, 2006		March 17, 2006
	Date		Date

	Manuela Leone		Laura Iris Ferro
	Name		Name

	European General Manager		Chief Executive Officer
	Title		Title

GENTIUM			GENTIUM

By:	/s/ Cary Grossman	By:	/s/ Massimo Iacobelli
	Signature		Signature

	April 6, 2006		March 15, 2006
	Date		Date

	Cary Grossman		Massimo Iacobelli
	Name		Name

	Chief Financial Officer		Scientific Director
	Title		Title

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APPENDIX 1

PROTOCOL OF THE CLINICAL TRIAL

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APPENDIX II

BUDGET

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GENTIUM

Massimo Iacobelli
Piazza XX Settembre, 2
22079 Villa Guardia (CO) - Italy
Email: miacobelli@gentium.it

VOD - Defibrotide Study

Proposal n° AA2618420 - Version 8 - 21st February 2006

prepared by
Jérôme Zakka-Bajjani
Proposals & Contracts Manager
Tel: +33.1.46.90.24.21
e-mail: jerome.zakka-bajjani@mdsinc.com

Alessandra Consonni
Business Development Manager
Tel: +39.2.57.51.47.68
e-mail: aconsonn@mdsinc.com

MDS Pharma Services Italy
Strada 4 - Palazzo A/4
20090 Assago (Ml)
Fax: +39.2.57.79.06.71

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

Table of Contents

EXECUTIVE SUMMARY				3
1.	PROJECT DEFINITION			3
	1.1.	Study Title		3
	1.2.	Study Design		3
	1.3.	Study Objectives		3
	1.4.	Patient / Centre Numbers		3
	1.5.	Study Timelines		3
2.	STUDY MANAGEMENT			4
	2.1.	Division of Responsibilities		4
	2.2	Project Team Approach		6
	2.3.	Project Team Structure		7
3.	SERVICES			8
	3.1.	Study Set-up		8
		3.1.1.	Project Definition Meeting	8
		3.1.2.	Project Team Training	8
	3.2.	Document Management		8
		3.2.1.	Protocol / Informed Consent Form (ICF) familiarisation	8
		3.2.2.	Protocol Synopsis Translation in Sweden	8
		3.2.3.	ICF Adaptation and Translation	8
		3.2.4.	Case Report Form (CRF) Development	9
		3.2.5.	Operations Manual	9
		3.3.	Investigator Recruitment	9
		3.3.1.	EBMT - Investigators	9
		3.3.2.	Investigator Contracts / Hospital Conventions	9
	3.4.	Central Pharmacy / Import Supply		9
	3.5.	Ethics Committee / Regulatory Submissions		9
		3.5.1.	Organization of Regulatory Resources	10
		3.5.2.	Ethics Committees Amendment Submissions	11
	3.6.	Study Initiation		11
		3.6.1.	Investigator Meeting	11
		3.6.2.	Site Initiation Visits	11

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

	3.7.	Monitoring Activities		12
		3.7.1.	Monitoring Visits	12
		3.7.2.	Telephone Contacts	13
		3.7.3.	Correspondence	14
		3.7.4.	e-CRF Review and Query Management	14
		3.7.5.	COSMOS Set-up / Updates	14
		3.7.6.	Study File and Documentation Maintenance	14
		3.7.7.	Serious Adverse Event (SAE) Reporting to Sponsor and Documentation	15
		3.7.8.	Hospital Fee Payments (Optional)	15
	3.8.	Study Close-out		15
		3.8.1.	Site Close-out Visits	15
		3.8.2.	Drug Reconciliation	15
	3.9.	Project Management		16
		3.9.1.	Project Team Co-ordination	16
		3.9.2.	Reporting to Sponsor	16
		3.9.3.	MDS Pharma Express ™	16
		3.9.4.	Co-monitoring Visits (Optional)	19
		3.9.5.	Sponsor Contact	19
		3.9.6.	Project Management of Austria, Germany and Switzerland (Optional)	19
4.	SERVICE CHARGES			20
	4.1.	Project Assumptions		20
	4.2.	Professional Fees		20
	4.3.	Optional Costs		24
	4.4.	Variable Costs		25
	4.5.	Estimate of Pass-through Costs		26
	4.6.	Payment Schedule		27
APPENDIX 1 - CURRICULUM VITAE				27

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

Executive Summary

MDS Pharma Services is pleased to provide GENTIUM with our proposal and preliminary budget estimate Version 8 for a Phase III study which aim is the “Study of the Incidence and Outcome of Veno-occlusive Disease (VOD) with the Prophylactic Use of Defibrotide (DF, GENTIUM, Italy) in Paediatric Stem Cell Transplantation.”

MDS Pharma Services has identified the following factors that will be crucial for the successful delivery of the project in accordance with GENTIUM’s requirements.

TEAM STABILITY

MDS Pharma Services’ human resource management is based on the four core values of Mutual Trust; Genuine Concern and Respect for People; Integrity and Commitment to Excellence. These core values, combined with the regular training our CRAs receive, allows MDS Pharma Services to have one of the lowest staff turnovers in the CRO industry (8% in Europe).

PROJECT TEAM EXPERIENCE

We propose allocating an experienced International Project Director (IPD), based at our Italian office, who will be responsible for the whole project team, and will act as GENTIUM main contact. We propose allocating Agostino Lazzaro as the IPD (Please refer to his CV in appendix for more detail).

The project team will be selected from a large pool of experienced CRAs. This is an important asset for the successful conduct of such a project.

MDS Pharma Services places a significant emphasis on Operational Management support of all projects. This level of support is available to the Project Team to assist in the rapid resolution of issues.

PROJECT COMMUNICATION

The importance of establishing the right communication channels at the start of any project cannot be over-emphasised. The MDS Pharma Services team always demonstrates a responsive, open and collaborative approach, as evidenced by a recent CenterWatch report in which Investigators rated MDS Pharma Services as one of the top three CROs in Europe and North America.

In addition to the use of integrated and innovative IT-based management tools, MDS Pharma Services will utilise MDS Pharma Express, a state-of-the-art web access tool that will allow GENTIUM access to real-time study data via the Worldwide Web. This provides significant study management benefits for important studies.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

KEY FACTS

Countries	ITALY, FRANCE, UK, NETHERLANDS, SWEDEN, ISRAEL, IRELAND
Services	CLINICAL OPERATIONS, REGULATORY AFFAIRS
N° Centres	13
Total N° Patients for ClinOps	117
Budget (excluding VAT and Pass-Through costs)	562 741 €

MDS Pharma Services will be pleased to discuss this bid with GENTIUM team.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

1. Project Definition

1.1. Study Title

VOD-DF Study: Prospective Study of the Incidence and Outcome of Veno-occlusive Disease (VOD) with the Prophylactic Use of Defibrotide (DF, GENTIUM, Italy) in Paediatric Stem Cell Transplantation.

1.2. Study Design

Phase III, multicenter, open label, randomised study to evaluate prophylactic DF in a paediatric patient population at high risk for VOD. Approximately 270 patients will be enrolled in European centres. MDS Pharma Services will be responsible for 13 centres (117 patients) in 7 countries.

1.3. Study Objectives

Evaluation of the Incidence and Outcome of Veno-occlusive Disease (VOD) with the Prophylactic use of Defibrotide in Paediatric Stem Cell Transplantation.

1.4. Patient / Centre Numbers

COUNTRY	N° CENTRES	N° PATIENTS
United Kingdom	2	18
Ireland	1	9
Italy	3	27
Sweden	4	36
Netherlands	1	9
France	1	9
Israel	1	9
TOTAL	13	117

1.5. Study Timelines

Timelines
w Set-up Activities	End October 2005
w Regulatory / EC Submissions	End October 2005
w First Patient Included	End January 2006
w Last Patient Included	End January 2009
w Last Patient Last Visit	End August 2009
w Study Close-out	End October 2009

NB These timelines assume that Ethics Committee and Regulatory Authority approvals are granted, and that the study drug is available on-site before First Patient In.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

2. Study Management

2.1. Division Of Responsibilities

Responsibilities	GENTIUM	MDS Pharma Services
Project Definition Meeting	✓	✓
Project Team Training		✓
Protocol / Informed Consent Form (ICF) Development	✓
Protocol / ICF Familiarisation		✓
Protocol Synopsis Translation	✓	✓ (Sweden only)
ICF Adaptation		✓ (Ireland and Sweden only)
ICF Translation	✓	✓ (Sweden only)
Protocol Submission to MoH		✓ (France only)
CRF Development	✓ (e-CRF development subcontracted
Operations Manual	✓ (To be produced by a 3rd party CRO)	✓ (Review only)
Investigator Identification	✓
Qualification Visits	✓
Hospital Conventions		✓
Regulatory Submissions	✓	✓ (Ireland and Sweden only)
Ethics Committee Submissions	✓	✓ (Ireland and Sweden only)
Ethics Committee Submissions Follow-Up		✓ (Support only for UK)
Ethics Committee Amendment Submissions	✓ (Italy)	✓ (Except Italy)
Investigator Meetings: attendance and organisation	✓ (Organisation sub-contracted)	✓ (Attendance and preparation)
Study Drug Packaging / Labelling / Distribution	✓
Site Initiation Visits		✓

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

Responsibilities	GENTIUM	MDS Pharma Services
Import License		✓ (The Netherlands, Israel, France and Sweden)
Contract Negotiation with Central Pharmacy		✓ (The Netherlands and Sweden only)
Import Supply Company		✓ (France (LC2) only)
Routine Monitoring Visits		✓
Telephone Contacts		✓
Correspondence with Sites		✓
E-CRF Review and Query Management		✓
COSMOS Set-up / Updates		✓
Study File and Document Maintenance		✓
Serious Adverse Event Reporting	To Authorities	To GENTIUM
Serious Adverse Event Documentation		✓
Hospital Fee Payments (optional)		✓
Site Close-out Visit		✓
Project Team Co-ordination		✓
Reporting to Sponsor		✓
Sponsor Contact		✓
Data Management	✓ (EBMT)
Statistics Activities	✓ (EBMT)
Clinical Study Report	✓ (EBMT)

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

2.2 Project Team Approach

Experienced MDS Pharma Services personnel from different disciplines and countries will be brought together to form a project team, which is specific to this individual project (see proposed organisation chart below). The project team will consist of an International Project Director (IPD) based in Italy, 7 Clinical Research Associates (CRA) and a Regulatory Affairs Manager.

The project team will be led by the IPD, who will be GENTIUM’s primary contact throughout the course of the study. The IPD will report directly to senior management at MDS Pharma Services. Project team activities will be monitored by senior management to ensure that study requirements are fulfilled, and that the study is completed within the agreed budget and time frame.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

2.3. Project Team Structure

FTE
IPD	0,21
CRA Italy	0,10
CRA France	0,03
CRA Netherlands	0,04
CRA UK	0,07
CRA Sweden	0,13
CRA Ireland	0,04
CRA Israel	0,03
CTA	0,14

Notes:
➢ The IPD will directly manage all countries.
➢ The IPD and the Italian CRA will share the same CTA.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3. Services

All MDS Pharma services will be provided in accordance with the MDS Pharma Services SOPs, which are compliant with ICH GCP guidelines. All project team activities are liable to be audited by the independent quality assurance division of MDS Pharma Services.

3.1. Study Set-up

3.1.1. Project Definition Meeting

MDS Pharma Services IPD will organise and attend a meeting in GENTIUM’s office (Italy) with GENTIUM to define and clarify the study objectives and general study procedures, and to ensure common understanding of responsibilities, timelines and reporting lines.

3.1.2. Project Team Training

MDS Pharma Services will participate to an international training meeting in GENTIUM’s office, in order to ensure that all members of the project team are fully conversant with the technical requirements of the protocol, e-CRF and other study documentation. Representatives from GENTIUM will also attend this meeting in order to brief the MDS Pharma Services project team on the study drug and study objectives. A Webex training session will also be held for training purposes.

3.2. Document Management

3.2.1. Protocol / Informed Consent Form (ICF) familiarisation

MDS Pharma Services will review the study protocol and Informed Consent Form (ICF) provided by GENTIUM in English, in order to familiarise themselves.

3.2.2. Protocol Synopsis Translation in Sweden

MDS Pharma Services will subcontract the translation of the protocol synopsis to be submitted to Ethics Committees and Regulatory Authorities, from English into Swedish, in accordance with local legislation. This document will then be distributed to all investigational site personnel, in order to facilitate local comprehension.

3.2.3. ICF Adaptation and Translation

MDS Pharma Services will adapt the ICF for Ireland and Sweden. MDS Pharma Services will also subcontract the translation of the Patient Information and Informed Consent Form (ICF), from English into Swedish, in accordance with local legislation, and in order to facilitate local comprehension.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3.2.4. Case Report Form (CRF) Development

GENTIUM will manage the CRF development and select and manage an e-CRF supplier.

3.2.5. Operations Manual

MDS Pharma Services will participate to the preparation of an Operations Manual in English, in order to supplement the study protocol, with clear definitions of tasks, responsibilities, study-specific procedures, communication lines and timelines. The main responsibility for preparing this document is held by the 3rd Party CRO involved in the study.

3.3. Investigator Recruitment

3.3.1. EBMT - Investigators

All selected centres and investigators are members of the EBMT (European Group for Blood and Marrow Transplantation). GENTIUM has already identified the centres to be included in the study.

MDS Pharma Services will manage no tasks related to investigators identification and selection.

3.3.2. Investigator Contracts / Hospital Conventions

MDS Pharma Services will not provide the investigators with contracts as they are all members of the EBMT and will not be paid for their participation.

MDS Pharma Services will negotiate and draw up financial agreements with each hospital selected to participate in the study (except for The Netherlands), based on the fees agreed by GENTIUM.

3.4. Central Pharmacy / Import Supply

MDS Pharma Services will negotiate the contract with the Central Pharmacy in The Netherlands and Sweden.

MDS Pharma Services will also liaise with LC2 in France to negotiate the contract for supplies importation.

3.5. Ethics Committee / Regulatory Submissions

The regulatory management of global clinical trials is a complex undertaking due to the large number of countries involved, and hence successful management is key to rapid project start-up in multiple countries. The following paragraphs outline the ways in which MDS Pharma Services operates to ensure efficient compliance with the regulatory requirements of each country (Only submissions in Ireland and Sweden will be managed by MDS Pharma Services. MDS Pharma Services will also support Gentium for the submissions in France and especially in UK).

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3.5.1. Organization of Regulatory Resources

MDS Pharma Services has regulatory affairs groups based in Europe, North America and Asia. These Regulatory Affairs Departments perform the following functions in relation to clinical trials:

➢	Prepare core study documentation (e.g. investigator brochure, IMP dossier, IND) - if required.

➢	Maintain a country-by-country database of national regulatory and ethics data requirements and processes.

➢	Co-ordinate regulatory activities in conjunction with MDS project management professionals.

➢	Disseminate emerging regulatory information to local regulatory advisers (see below).

➢	Provide support to local regulatory advisers in responding to ethics committee and/or regulatory authority questions.

➢	Delivery of training to local regulatory advisers when appropriate.

In each country, MDS Pharma Services Clinical Operations teams will nominate an individual to have responsibility for regulatory aspects of clinical trial management. These local regulatory advisers network extensively with the Regulatory Affairs Department and have the following responsibilities:

➢	Prepare and submit regulatory and ethics committee packages in the local country concerned.

➢	Respond to any questions from the local ethics committees and/or regulatory authority.

➢	Communicate changes in country-specific regulatory and/or ethics requirements to the Regulatory Affairs Departments.

The above system provides an excellent platform for consistent, reliable delivery of efficient regulatory support to global clinical trials.

Except for Israel, all the countries proposed for this trial and managed by MDS Pharma Services are EU members. Study initiation in most of these countries will proceed according to the requirements of the EU Clinical Trial Directive (2001/20/EC).

In order to facilitate transparent status tracking for the countries for which MDS Pharma Services is responsible for the regulatory set-up, the MDS Pharma Services EU Regulatory Affairs Department will create a Regulatory Master File (RMF). This document will record all key regulatory events.

Published data in conjunction with our own records show that regulatory and ethics timelines in the proposed countries are as follows:

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

Country	Approximate Regulatory and Ethics Timelines
Ireland	2 months
Sweden	2 months

Experience in submitting clinical trial applications to these countries has highlighted a number of discrepancies between the published timelines and the actual timelines. Outlined below are some key points of regulatory intelligence gathered from our more recent applications.

In Ireland and Sweden, The European Clinical Trial Directive (2001/20/EC) specifies a 60 day timeline for regulatory and ethics assessments, however, the actual timelines we are currently experiencing tend to be slightly longer especially with regard to EC approvals.

3.5.2. Ethics Committees Amendment Submissions

It is GENTlUM’s expectation that amendments will be required for the study. Following receipt of a comprehensive and final amendment text from GENTIUM, MDS Pharma Services will submit the amendment to Ethics Committees in all countries involved except Italy, which will be directly managed by GENTIUM. For budget purpose, it has been assumed that one amendment will be submitted shortly.

3.6. Study Initiation

3.6.1. Investigator Meeting

MDS Pharma Services’ IPD will participate to one Investigator Meeting, in Germany. This meeting will be attended by MDS Pharma Services’ IPD, as well as representatives from GENTIUM.

MDS Pharma Services will participate to the meeting documents preparation (slides/overheads, hand-outs, etc.).

During the investigator meeting, GENTIUM will brief the investigators on the study drug and the aim of the trial, and participate in all discussions that ensue. MDS Pharma Services will present the protocol and e-CRF, and conduct a thorough review of the monitoring activities (including respective responsibilities and SAE reporting guidelines), ICH GCP and regulatory aspects of the study.

3.6.2. Site Initiation Visits

The critical and relevant study-related documents will be kept in the centralised Trial Master File at MDS Pharma Services. EBMT will compile an Investigator Site File and provide one to each centre, according to ICH GCP requirements.

MDS Pharma Services will visit each of the selected sites, to ensure complete understanding of the protocol and associated study documentation. MDS Pharma Services will deliver all documentation and ensure careful storage of all study documents and clinical trial supplies, in accordance with ICH GCP guidelines.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

MDS Pharma Services will ensure that study personnel are fully conversant with the requirements of the study and that they fully understand their obligations.

During the visit the CRA will:

♦	Review with the investigators the protocol and e-CRF,

♦	Review with the investigators the conduct of monitoring visits, and confirm the monitor’s continued access to study-related source documents,

♦	Review with the investigators the requirements for Adverse Event reporting,

♦	Review with the investigators the requirements for drug storage and accountability,

♦	Supply the investigators with a study file, in which all study-related documents and correspondence will be archived, in accordance with ICH GCP guidelines,

♦	Retrieve any document missing from MDS Pharma Services’ study files,

♦	Review with the investigators their responsibilities concerning local regulations,

♦	Review with the investigators laboratory procedures,

♦	Stress the importance of correctly obtaining informed consent from patients,

♦	Review with the investigators their responsibilities for archiving study-related documents according to applicable regulations.

Further to each visit, MDS Pharma Services will prepare a visit report, to be stored in the Trial Master File at MDS Pharma Services, and a copy made available to GENTIUM.

3.7. Monitoring Activities

3.7.1. Monitoring Visits

Prior to each visit, MDS Pharma Services will make appointments with investigators and confirm in writing the date and time of the planned monitoring visits.

MDS Pharma Services will visit all investigational centres 6 times (about each 7,5 month), in order to review study progress, and in particular will:

♦	Verify all completed Electronic Case Report Forms (e-CRFs) and rectify any errors in accordance with ICH GCP guidelines,

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

♦	Verify compliance with the protocol,

♦	Verify critical study data,

♦	Verify that patients have given their informed consent prior to inclusion in the study,

♦	Verify documentation of all Adverse Events and compliance with the relevant procedures,

♦	Conduct comprehensive source document verification (100% of demographic data, study entry criteria, Adverse Events, concomitant medication, key efficacy parameters),

Further to each visit, MDS Pharma Services will prepare a monitoring visit report summarising the visit, to be stored in the Trial Master File at MDS Pharma Services, and a copy made available to GENTIUM. MDS Pharma Services will undertake follow-up activities to the monitoring visit, including written confirmation of action to be taken by investigators.

MDS Pharma Services will keep track of study drugs, supplied and dispensed to all centres, and expiry dates of drug supplies (in view of possible requests for re-supply). MDS Pharma Services will keep appropriate records on standard forms, which will be filed in the Trial Master File.

3.7.2. Telephone Contacts

MDS Pharma Services will complement on-site monitoring with regular telephone contacts with investigators, and ancillary services, in order to ensure the smooth running of the study, and in particular, will verify:

♦	Study progress,

♦	Queries, in case of issues needing clarification or incomplete data further to the monitoring visit,

♦	Preparation of corrections to be signed off at the next monitoring visit,

♦	Information on the overall study status,

♦	Investigator’s motivation to deal with potential problems,

♦	Adverse Events, exchange of information.

MDS Pharma Services will report all telephone contacts on a telephone contact report to be stored in the Trial Master File.

MDS Pharma Services will contact all participating centres by telephone approximately every month (i.e. 48 contacts per centre), for the duration of the project.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3.7.3. Correspondence

MDS Pharma Services will write to participating centres on a regular basis, to inform them of study progress, and any modifications to the study requirements, protocol amendments etc.

3.7.4. e-CRF Review and Query Management

In preparation for monitor visits, e-CRFs will be reviewed in-house, with particular reference to all medical data, such as SAEs, other patient safety items, patient suitability and protocol adherence. During monitoring and SDV, the MDS Pharma Services’ CRAs will ask the investigators for necessary clarifications, to rectify any errors or omissions detected and update the EDC system.

MDS Pharma Services CRA will be also responsible for facilitating the resolution of all queries emitted by Data Management. These queries will be discussed with investigators during the course of a routine monitoring visit or by email/telephone.

3.7.5. COSMOS Set-up / Updates

MDS Pharma Services will set up the in-house Oracle® based tracking system (COSMOS) and tailor it to the project specifications (information to be tracked, formats of the print-outs).

3.7.6. Study File and Documentation Maintenance

MDS Pharma Services will manage the distribution and safe arrival of the study material including the investigator site file, and will collect the appropriate acknowledgement forms.

MDS Pharma Services will track the study materials distributed to each site on the internal tracking system.

MDS Pharma Services will ensure that all essential documents have been obtained for the study files and are correctly filed.

3.7.7. Serious Adverse Event (SAE) Reporting to Sponsor and Documentation

Investigators will report SAEs to GENTIUM. MDS Pharma Services will report SAEs to Gentium upon receipt only in case of findings during a routine monitoring visit. The MDS Pharma Services’ Safety department will not be involved in the study.

Additional information required to fully document each SAE will be retrieved from the investigational site concerned by MDS Pharma Services during the course of a routine monitoring visit.

GENTIUM will report all serious and unexpected Adverse Drug Reactions to the relevant regulatory authorities in each country involved in the study.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3.7.8. Hospital Fee Payments (Optional)

MDS Pharma Services will administer payments (except for Italy) to all hospitals involved in the study, once the corresponding advance payment has been received from GENTIUM.

MDS Pharma Services will issue and send fee schedules to all hospitals. On receipt of each signed schedule, MDS Pharma Services will pay the hospitals by cheque. MDS Pharma Services will notify the authorities of all payments issued, where appropriate.

3.8. Study Close-out

3.8.1. Site Close-out Visits

Prior to each on-site closure visit, the CRA will make an appointment with the investigator and confirm in writing the date and time of the planned visit.

Closeout visits will be conducted at all participating centres on completion of the study, in order to:

♦	Verify the study documentation,

♦	Verify the suitability of study archives,

♦	Verify the signing off of drug dispensing logs,

♦	Retrieve all unused study materials and return them to GENTIUM for destruction,

♦	Confirm with investigators that the study may be subject to inspection.

The CRA will prepare a closure visit report, summarising the visit, to be stored in the Trial Master File at the local MDS Pharma Services office, a copy of which will be made available to GENTIUM on request. The report will provide written confirmation of action to be taken by investigators.

3.8.2. Drug Reconciliation

Throughout the study, MDS Pharma Services will keep track of the study drugs, supplied and dispensed to all centres by GENTIUM, and track the expiration dates of drug supplies (in view of possible requests for re-supply).

MDS Pharma Services will maintain up-to-date drug reconciliation records (to be kept in the Trial Master File), as completed by the investigators.

At the end of the study, MDS Pharma Services will verify that the drug dispensing logs have been correctly completed and collect a copy from each investigational site to be filed in the Trial Master File.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3.9. Project Management

3.9.1. Project Team Co-ordination

The IPD will maintain overall control of the set-up and monitoring activities, and in particular will:

♦	Allocate the appropriate resources to complete the study within the agreed timelines,

♦	Co-ordinate and supervise MDS Pharma Services’ project team,

♦	Motivate MDS Pharma Services’ project team and investigators involved in the study,

♦	Respond to recruitment rates from site to site, and initiate / co-ordinate any remedial action required to achieve the overall study recruitment target within the defined timelines,

♦	Oversee the local distribution of study material and documentation.

3.9.2. Reporting to Sponsor

The IPD will provide GENTIUM with a written 16 report, regarding the study status, including centralised information on;

♦	Start-up, regulatory status,

♦	Number of investigators recruited into the study,

♦	Inclusion per site,

♦	Comparison of planned and actual inclusions,

♦	Number of drop-outs,

♦	Number of protocol deviations,

♦	Number of SAEs / AEs,

♦	Number of monitoring visits performed,

♦	Number of clean e-CRFs acquired,

♦	Outstanding administrative issues.

3.9.3. MDS Pharma Express ™

In addition, MDS Pharma Services offers a comprehensive service that would allow GENTIUM real time access to the clinical trial data maintained in these management tools via a customized, secure, web based interface known as MDS Pharma Express ™.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

•	An intuitive and user-friendly service that allows you to keep current on your studies without any delay.

•	Provides real-time access to investigator and subject summary information with drill-down features, print-ready study status reports, site visit reports and site visit schedules.

•	All study status information is extracted from MDS Pharma Services’ operational systems and automatically published via a web interface.

MDS Pharma Express is available to GENTIUM through a service agreement defining the terms and conditions of this service offering. With your authorization, MDS Pharma Services will activate the availability of your project status, activity and contact reports related to your particular study or studies, through MDS Pharma Express. Authorized users are defined by GENTIUM and are assigned access to your studies available through this web service.

Financial management is achieved through accurate projections and monitoring at all levels. The Project Leader is able to review costs against projections that are made on a monthly basis, enabling them to flag any anomalies to take remedial action at an early stage. Costs reviewed will also include pass-through charges, thus enabling us to keep a tight control continuously over all aspects of the project budget.

As a valued sponsor, MDS Pharma Services offers you PharmaExpress™ - an added value to your clinical trials (see below for sample screen shots of PharmaExpress™).

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

Sample Overview of MDS PharmaExpress™ Reports:

Sample MDS On-line Monitoring Report:

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

3.9.4. Co-monitoring Visits (Optional)

The IPD will perform 7 co-monitoring visits, one in each country involved in the study, in order to verify coherence of monitoring procedures, and as a QC of the CRAs’ work.

3.9.5. Sponsor Contact

The IPD will meet GENTIUM 5 times during the course of the study, in order to discuss study progress, and resolve any problems that may have arisen.

The IPD will contact GENTIUM approximately 2-3 times per month during the course of the study, to discuss the study status, and resolve any pending issues. The IPD will communicate more during the set-up and closeout periods and less during the rest of the study.

3.9.6. Project Management of Austria, Germany and Switzerland (Optional)

If requested by GENTIUM, MDS Pharma Services IPD could manage Austria, Germany and Switzerland, assuming that one CRA per country will be allocated by the CRO selected by GENTIUM.

We assumed that the IPD will directly manage the CRAs (no PM in the local CRO). We would like to put stress on the training session. In order to have the local CRO CRAs working in accordance with MDS Pharma Services’ SOPs and procedures, it might be necessary to have more than one training session or a closer management. Please note that our optional budget could be updated according to the actual CRAs’ need for training.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

4. Service Charges

4.1. Project Assumptions

All calculations have been made according to the following assumptions:

General Assumptions
Total number of patients	117
Total number of centres	13 (in 7 countries)
Number of CRF pages	40
Total number of estimated SAEs	TBD
Total study duration (months) - Set-up - Recruitment - Treatment and follow-up - Close-out	48 3 36 7 2

4.2. Professional Fees

	No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
Study Set-up				21 328
Project Definition Meeting	1	meeting	1 704	1 704	This one-day meeting will take place in GENTIUM’s office in Italy. MDSPS’ IPD will attend. Travel and accommodation costs not included.
Project Team Training	1	meeting	17 485	17 485	This one-day meeting will take place in GENTIUM’s office in Italy. MDSPS’ IPD and CRAs will attend. Travel and accommodation costs not included.
Team Training (Webex)	1	training	1 855	1 855
Import Supplier Company	1	contract	284	284	In France. IPD coordination only for contract negotiation.
Document Management		16 881
Study Document Familiarisation / Regulatory Master File Set-up	1	dossier	1 387	1 387
Protocol Familiarisation	15	team members	291	4 359	MDSPS Team is composed of 1 IPD, 7 CRAs and 7 CTAs.
Protocol Synopsis Translation (Sweden only)	1	language	230	230	MDSPS will subcontract the translation in Swedish to a professional agency. Fees are for coordination and review only.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
ICF Adaptation and Translation	2	adaptation with/without translation	550	1 099	MDSPS will adapt the ICF in Ireland and Sweden. Additionally, MDSPS will subcontract the translation in Swedish to a professional agency. Fees are for coordination and review only.
CRF Familiarisation	15	team members	291	4 359	MDSPS Team is composed of 1 IPD, 7 CRAs and 7 CTAs.
Operations Manual	1	manual	5 447	5 447	MDSPS IPD will participate to the Operating Manual development by the German CRO. MDSPS’ CRA/CTA will also familiarise with the Operating Manual.
Investigator Recruitment		20 316			All Investigators are EBMT members. MDSPS will neither be responsible for investigators identification and qualification.
Hospital Contracts / Conventions	12	contracts	1 061	12 727	MDSPS will not be responsible for hospitals contracts/conventions in The Netherlands (not required).
Central Pharmacy Contract	3	contracts	885	2 655	Negotiation of the central pharmacy contracts in The Netherlands and Sweden.
Investigator Meeting Preparation	1	meeting	2 662	2 662
Investigator Meeting Attendance	1	meeting	2 272	2 272	IPD travel and attendance only.
EC / Regulatory Submissions		34 545			We assumed that the IMP Dossier, the core EU application form and the Investigator Brochure will be provided by GENTIUM.
CTA Documentation Preparation (IMP Dossier etc.)	1	dossier	4 624	4 624	Corresponds to time to compile the information from other submissions and to support GENTIUM during the regulatory process.
Teleconferences	32	hours	124	3 983	As the number of teleconferences is not clearly defined, we allocated a certain number of hours for this task.
Ethics Committee Submissions	2	submissions	1 932	3 863	MDSPS will manage EC submissions in Ireland and Sweden only.
Ethics Committee Submissions Follow-Up	2	submissions	764	1 529	MDSPS will support GENTIUM submissions in UK (follow-up only).

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
Ethics Committee Amendment Submissions	10	submissions	795	7 946	GENTIUM will provide MDSPS with the final text of the amendment. MDSPS will not perform the submission in Italy.
Regulatory Submissions	2	submissions	5 767	11 533	MDSPS will manage Regulatory submissions in Ireland and Sweden only.
Protocol Submission to MoH (France)	1	submission	1 067	1 067	Cost to be adjusted according to the actual work performed.
Study Initiation				24 722
Site Initiation Visits	13	visits	1 711	22 247
Import Licence Negotiation	4	licence	341	1 362	Negotiation of the import licence for France, The Netherlands, Sweden and Israel. Cost for this task in UK and Ireland can be found in option section.
Drug / Supplies Shipment Tracking	13	shipments	86	1 113	MDSPS assumed 1 shipment per site.
Monitoring Activities		224 384
Monitoring Visits	78	visits	1 679	130 927	Corresponds to 6 monitoring visits per site.
Site Communication	624	months x sites	52	32 202	Corresponds to 13 sites during 48 months.
e-CRF Review / Query Management	117	CRFs	172	20 126
COSMOS Set-up / Updates	117	patients	54	6 349
Filing	48	months	725	34 780	GENTIUM will manage the TMF. MDSPS will only forward the essential documents on a regular basis to GENTIUM.
Study Close-out		19 138
Close-out Visits	13	visits	1 472	19 138
Project Management		201 427
Project Team Interaction	48	months	2 480	119 019
Includes IPD time to manage each country ( 1 hour per month per country managed) and general on-going communication with CRAs (2 hours per CRA FTE). Includes also between 0,5 and 1,5 CRA hours per month for interaction with the rest of the team.

Project Team Teleconferences	16	teleconferences	999	15 976
Corresponds to 1-hour teleconferences. The IPD will spend 1 hour for minutes writing after each teleconference. We assume monthly teleconference during set-up and closeout and 3-monthly teleconferences during the rest of the study.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
Status Reports	16	reports	1 489	23 832	The IPD will provide GENTIUM with 16 reports. This assumes 3 reports during the set-up, 2 reports during the closeout and 11 during the rest of the study.
Sponsor Meetings	5	meeting	1 704	8 520
Sponsor Communications	48	months	710	34 080	The IPD will contact GENTIUM approximately 1,25 hours per week (2 hours per week during the set-up and close-out period and 1 hour per week during the rest of the study).
TOTAL (excluding VAT and all pass-through costs)		562 741

Notes on Cost:

♦
Due to the particular setting of this study, MDS Pharma Services would like to inform GENTIUM that the budget provided before is estimated. MDS Pharma Services will invoice the actual production to GENTIUM, in order to match the study specifications (competitive recruitment, etc.).

♦	All costs in this proposal exclude VAT and pass-through costs.

♦	Unit costs are for information purposes only.

♦	These fees will be valid for 60 days from the date of this proposal, after which they may be subject to change.

♦	If this proposal is accepted within a 60-day period, the fees will be valid until 21st April 2007. After this date, the fees will be subject to an annual increase not to exceed the “Indice Syntec.”

♦
MDS Pharma Services would be prepared to begin preliminary activities on this project immediately upon receipt of a Letter of Intent from GENTIUM, containing all the agreed terms and conditions, including an initial fee payment. A formal agreement will be negotiated and executed within 60 days of receipt of the Letter of Intent, in order for MDS Pharma Services to proceed with the project.

♦
The currency to be used for invoicing and payments is detailed in the budget attached. Where MDS Pharma Services incurs Pass-Through Expenses or Investigator Grants in a currency differing form that used for invoicing, these will be translated using the exchange rates prevailing at the invoice date. The initial exchange rates used as a basis for calculating MDS Pharma Services’ professional fees (the “Budgeted Rates”) are: 1,44 € for 1£ and 0,77 € for 1 $US. Each calendar quarter, the average actual exchange rate (the “Current Rate”) will be computed for each currency, based on the spot rates on the last day of each of the 3 months in the quarter under review, as quoted by the website, www.oanda.com. If the amount invoiced for professional fees during the calendar quarter calculated at the Current Rates differs from that calculated at the Budgeted Rates by more than two percent (2%), MDS Pharma Services shall issue a separate invoice or credit note for the difference.

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

4.3. Optional Costs

	No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
Hospitals Payments costs
Payments	1	payment	95	-	Per payment, except for Italy (directly managed by Gentium).
Annual Safety Reports
Preparation and submissions of annual reports to authorities	1	report	TBD	TBD
Training
Team Training (Webex)	1	training	1 855	1 855
Investigator Meeting
Investigator Meeting Organisation	1	meeting	-	1 680
MDSPS’ IPD will liaise with a meeting planner to organise a unique investigators meeting in Germany. 2 investigators per site, MDSPS’ IPD and Gentium team members will attend this one-day meeting. Please refer to pass-through costs for meeting budget.

Investigator Meeting Preparation	1	meeting	-	2 662
Investigator Meeting Attendance	1	meeting	-	2 272
Project Management (Extra)
CoSMOS updates and Filing	-	-	-	9 837	We assumed 153 patients for CoSMOS updates and 48 months for filing.
Project Team Training	1	meeting	1 704	1 704	We assumed the preparation of one meeting to be held in MDSPS’ office in Italy. All 3 (assumption) CRAs will participate.
Project Team Interaction	48	months	1 142	54 800	We assumed a 3 CRA team and monthly teleconferences. The cost includes teleconference minutes. Monthly teleconferences are required to manage these additional countries (not MDSPS CRAs).
Reports Review	136	reports	71	9 656	We assumed 6 monitoring, 1 initiation and 1 close out visits per site (17 sites in total).
Co-monitoring visits	3	visits	2 130	6 390	One visit per country/CRA. Pass-through costs not included.
Additional cost for Status Report writing	16	reports	207	3 312	Additional time for IPD and CTA, to be included in line item Status Reports. Monthly reports will be required to manage these additional countries (not directly monitored by MDSPS).

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
Co-monitoring visits
Co-monitoring visits	7	visits	2 130	14 910	1 co-monitoring visit per country.
EC Amendment Submission
Italy	1	submission	731		Gentium will provide MDSPS with the final text of the amendment.
France	1	submission	737		Gentium will provide MDSPS with the final text of the amendment.
Netherlands	1	submission	821		Gentium will provide MDSPS with the final text of the amendment.
UK	1	submission	760		Gentium will provide MDSPS with the final text of the amendment.
Sweden	1	submission	836		Gentium will provide MDSPS with the final text of the amendment.
Ireland	1	submission	760		Gentium will provide MDSPS with the final text of the amendment.
Israel	1	submission	761		Gentium will provide MDSPS with the final text of the amendment.
ICF Adaptation
Italy	1	adaptation	360
France	1	adaptation	380
Netherlands	1	adaptation	460
UK	1	adaptation	409
Israel	1	adaptation	380

4.4. Variable Costs

	No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
Study Initiation
Drug / Supplies Shipment Tracking	1	shipment	86		Corresponds to each additional shipment (1 per site costed in global budget).
SAEs Reporting to Sponsor / SAE notification to EC and Investigators
Italy	1	SAE/ Notification	180
France	1	SAE/ Notification	190
Netherlands	1	SAE/ Notification	230

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

No of Units	Type of Unit	Unit Price (EUR)	TOTAL (EUR)	Comments
UK	l	SAE/ Notification	205
Sweden	l	SAE/ Notification	230
Ireland	l	SAE/ Notification	205
Israel	1	SAE/ Notification	190
Project Management
Sponsor Meeting	l	meeting	1 704
This half-day meeting will take place in Gentium office in Italy. MDSPS’ IPD will attend (2 hours for preparation, 4 hours for attendance and 2 hours for meeting minutes). Travel and accommodation costs not included.

Monitoring visits
Italy	l	visit	1 511	Includes report review by the IPD.
France	1	visit	1 211	Includes report review by the IPD.
Netherlands	l	visit	1 911	Includes report review by the IPD.
UK	l	visit	1 175	Includes report review by the IPD.
Sweden	l	visit	1 911	Includes report review by the IPD.
Ireland	1	visit	1 175	Includes report review by the IPD.
Israel	l	visit	1 401	Includes report review by the IPD.

4.5. Estimate of Pass-through Costs

	No of Units	Type of Unit	TOTAL (EUR)	Comments
Translations
Protocol Synopsis Translation (Sweden only)	1	language	TBD
ICF Adaptation and Translation	2	adaptation with/without translation	TBD
Travel (accommodation not included)
Project definition meeting	1	meeting	110	This one-day meeting will take place in Gentium office in Italy. MDSPS’ IPD will attend.
Sponsor meeting	1	meeting	110	This half-day meeting will take place in Gentium office in Italy. MDSPS’ IPD will attend.
Project team training	1	meeting	6 864	This one-day meeting will take place in MDSPS’ office in Italy. MDSPS’ IPD and CRAs will attend.
Initiation and close-out visits	26	visits	25 000	13 sites, 1 initiation and 1 close-out visit per site. 1 co-monitoring (optional) visit per country.
Monitoring and co-monitoring visits	85	visits

GENTIUM - VOD - Defibrotide Study - Proposal no. AA2618420 - Version 8

	No of Units	Type of Unit	Total (EUR)	Comments
Monitoring Activities
Hospitals fees	13	sites	TBD
Meeting Planner
Investigator meeting	TBD	TBD	TBD	MDSPS’ IPD will liaise with a meeting planner to organise a unique investigators meeting in Germany. 2 investigators per site, MDSPS’ IPD and Gentium team members will attend this one-day meeting.
EC/Regulatory Fees
Sweden	-	-	10 298
UK	-	-	TBD
Ireland	-	-	2 350
Courier and document shipments
Investigators file	13	sites	TBD
Extra-ordinary courier	-	-	TBD
Import Drug Company	-	-	TBD	France only.
Central Pharmacy	-	-	TBD	The Netherlands and Sweden only.

These pass-through costs will be invoiced to GENTIUM as incurred, plus a 5% handling charge. List for information only and not exhaustive.

4.6. Payment Schedule

Professional Fees

MDS Pharma Services has invoiced to Gentium an upfront payment (55 685 Euros) at Letter of Intent signature. Once the upfront payment balances the production, MDS Pharma Services will invoice the actual monthly production.

Variable / Optional costs and Pass-Through Costs

These costs will be invoiced as incurred, on a monthly basis.

Appendix 1 - Curriculum Vitae

Agostino Lazzaro has more than 20 years of experience in the medical environment and more than 10 years of experience in clinical research. He has already participated to 23 clinical studies and managed many of them. Based in our Italian office, he will be GENTIUM’s main contact during this study.

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